Exhibit 99.1

FOR IMMEDIATE RELEASE

January 10, 2008

For more information: Mike Bauer, President & CEO, Nexxus Lighting, Inc.

Phone 407-857-9900 Fax 407-857-0050

email: mbauer@nexxuslighting.com

NEXXUS LIGHTING TO ACQUIRE LUMIFICIENT

Charlotte, North Carolina — Nexxus Lighting, Inc. (NASDAQ: NEXS), a world leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool and retail lighting today announced that it has signed a non-binding letter of intent to acquire Lumificient Corporation, a Maple Grove, MN, manufacturer of solid-state LED products for the sign lighting, commercial/architectural and retail markets. The transaction is expected to close on or before April 30, 2008, subject to satisfactory completion of a due diligence review, approval of Nexxus’ board of directors and other customary closing conditions.

“Lumificient and its founder Zdenko Grajcar bring a whole new level of intellectual property, research and development capabilities and cutting edge technology to Nexxus Lighting,” stated Mike Bauer, President & CEO of Nexxus Lighting. “Zdenko is one of the most respected and knowledgeable minds working in solid-state lighting. He and his team have developed some very exciting new technology that Nexxus plans to commercialize in 2008, which is expected to provide both new products and potential licensing revenue streams. Mr. Grajcar will serve as Chief Technology Officer for Nexxus Lighting and oversee our R&D team. Under Mr. Grajcar’s R&D leadership, we plan to accelerate product introductions, and expect to see new and exciting technologies emerge from our efforts. Lumificient has two issued patents, six patent applications filed and pending, and additional patent applications in development,” continued Mr. Bauer. “In keeping with our strategy, Lumificient is expected to operate as a Nexxus Lighting company, and Carey Burkett, is expected to continue in his role as General Manager for the business, with a focus on growth in both sign lighting and general illumination.”

“All of us at Lumificient Corporation are excited about the potential for combining the core strengths of both businesses,” stated Zdenko Grajcar, founder and President of Lumificient. “We believe that our strengths in technology and Nexxus Lighting’s business model will create an excellent strategic fit. I am personally excited about the opportunities before us to expand solid-state lighting technology and help redefine the way lighting systems are designed.”

Both parties have agreed that no other details of the proposed transaction will be disclosed at this time.

For more information, please visit the Nexxus Lighting, Inc. web site at www.nexxuslighting.com.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.